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                                                                       EXHIBIT 5

                      [KATTEN MUCHIN & ZAVIS LETTERHEAD]

                               October 6, 1995



Advance Ross Corporation
233 South Wacker Drive
Suite 9700
Chicago, Illinois  60606-6502


Gentlemen:

         We have acted as counsel to Advance Ross Corporation, a Delaware corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), registering for sale 100,000 shares of the Company's Common Stock ("Common Stock") which are issuable under the Advance Ross Corporation 1995 Directors Deferral Plan, 1993 Advance Ross Corporation Stock Option Plan, the Advance Ross Corporation Stock Option Plan and the Advance Ross/Europe Tax-Free Shopping AB Stock Option Plan (the "Plans").

         In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

         1.      the Registration Statement;

         2.      the Plans;

         3. the Restated Certificate of Incorporation, as amended, of the Company;

         5.      the By-laws, as amended, of the Company;

         6.      copies of certain corporate records of the Company;

         7. certificates of officers, representatives and agents of the Company and resolutions of the Board of Directors of the Company, and we have assumed that all of the representations contained therein are accurate and complete; and
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Advance Ross Corporation
October 6, 1995
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         8.      such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

         In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have further assumed that all natural persons involved in the transactions contemplated by the Registration Statement (the "Offering") have sufficient legal capacity to enter into and perform their respective obligations and to carry out their roles in the Offering.

         Based upon the foregoing, we are of the opinion that the 100,000 shares of Common Stock issuable under the Plans, when issued and delivered by the Company in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable securities of the Company.

         We are qualified to practice law in the State of Illinois, and we do not purport to be experts in and do not express any opinion herein concerning law other than the laws of the State of Illinois, the Delaware General Corporation Law and the United States of America. We express no opinion herein concerning any statutes, administrative decisions, rules or regulations of any county, municipality or special political subdivision, whether created or enabled through legislative action at the federal, state or regional level. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is rendered solely for purposes of the Offering and should not be relied upon for any other purpose.

                                                   Very truly yours,

                                                   /s/ KATTEN MUCHIN & ZAVIS

                                                   KATTEN MUCHIN & ZAVIS